Exhibit 99.1

Sage Therapeutics Announces Fourth Quarter and Full Year 2021 Financial Results and Highlights Pipeline and Business Progress

Rolling NDA submission for zuranolone in MDD expected to begin in early 2022 and planned to be completed in the second half of 2022 now supported by data from six positive clinical studies

An associated NDA submission in PPD expected in 2023; Fast Track designation received for zuranolone in PPD

Progressing seven ongoing and planned studies across neurology and neuropsychiatry franchises in 2022

Ended 2021 with cash balance of $1.7 billion; anticipate ending 2022 with a cash balance of approximately $1.3 billion

Cash and cash equivalents, ongoing collaboration funding, and potential revenue, will support operations into 2025

Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass. – Feb. 24, 2022 – Sage Therapeutics, Inc. (Nasdaq: SAGE), a biopharmaceutical company fearlessly leading the way to create a world with better brain health, today reported business highlights and financial results for the fourth quarter and full year ended December 31, 2021.

“2021 was a data rich year marked by important advancements in multiple disease areas across all of our brain health franchises,” said Barry Greene, chief executive officer at Sage Therapeutics. “I’m excited to build on this foundation, especially with the initiation of the rolling NDA submission for zuranolone in MDD planned for early this year. We believe the entirety of the development program to date supports zuranolone’s potential to address substantial unmet needs in major depressive disorder and postpartum depression and to be a differentiated treatment option for people with these brain health disorders.”

Key 2021 Highlights

Positive topline data from the WATERFALL and SHORELINE Studies announced in 2021 and multiple data presentations supporting zuranolone efficacy and safety: Along with collaborator Biogen, Sage announced positive topline data from the WATERFALL and SHORELINE Studies in 2021. The Companies also presented multiple datasets from the LANDSCAPE and NEST clinical development programs that support the potential efficacy and safety of zuranolone for the treatment of major depressive disorder (MDD) and postpartum depression (PPD), respectively.

•	Positive results were shared from the WATERFALL Study, a Phase 3 placebo-controlled trial that evaluated the efficacy and safety of zuranolone 50 mg in adults 18 to 64 years of age with MDD.

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Positive results from the open-label SHORELINE Study in MDD showed the majority of people who responded to an initial zuranolone 50 mg treatment course received only one treatment and 80% received only 1 or 2 treatment courses during their time in this year-long study.

•	Shionogi presented positive results from a Phase 2 study of zuranolone in MDD in Japan.

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In clinical trials, zuranolone has consistently demonstrated rapid and sustained improvements in depressive symptoms, with rapid onset of significant effect as early as Day 3. Additionally, zuranolone has demonstrated a consistent and well-tolerated safety profile across the totality of clinical data to date. There were no signals for increased suicidal ideation/behavior as measured by the C-SSRS in the program and no evidence of withdrawal symptoms after discontinuation of zuranolone as assessed by the PWC-20 across the program.

Including the CORAL Study, zuranolone now has six positive clinical studies: As recently announced, results from the Phase 3 CORAL Study in people with MDD met the trial objectives, demonstrating a rapid and statistically significant reduction in depressive symptoms in the zuranolone co-initiated with standard antidepressant arm compared to the standard antidepressant co-initiated with placebo arm at Day 3 and over the 2-week treatment period, achieving the primary and key secondary endpoints. In meeting its pre-defined objectives, the CORAL Study supports the potential of zuranolone, when co-initiated with standard of care, to accelerate the benefit of depression treatment compared to treatment with antidepressant treatments (ADTs) alone.

Planned New Drug Application (NDA) submission for zuranolone: Sage and Biogen announced their plan to submit an NDA to the U.S. Food and Drug Association (FDA) for zuranolone in the second half of 2022, with rolling submission planned to begin in early 2022.

•	The initial submission package will seek approval of zuranolone for the treatment of MDD. The decision to submit the application follows discussions with the FDA, including a pre-NDA meeting.

•	An associated NDA for PPD is expected to be filed pending completion and results from the SKYLARK Study. The FDA granted Fast Track Designation to zuranolone in PPD in early 2022.

Topline data from PARADIGM and LUMINARY Studies with SAGE-718: SAGE-718 demonstrated improvements across multiple domains of cognition in Phase 1 and Phase 2a studies of people with cognitive impairment across several indications, including Huntington’s disease (HD), Parkinson’s disease (PD) and Alzheimer’s disease (AD). These findings support the Company’s belief in the potential for SAGE-718 to be an important treatment for disorders associated with cognitive dysfunction.

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The open-label PARADIGM Study evaluated SAGE-718 in people with mild cognitive impairment due to PD. Data from the study showed that SAGE-718 had a positive impact on multiple domains of cognition, including executive function and learning and memory, while leaving domains altering simple attention or reaction time unaffected.

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The open-label LUMINARY Study evaluated SAGE-718 in people with mild cognitive impairment and mild dementia due to AD. Data from the study showed treatment with SAGE-718 resulted in consistent improvement across multiple tests of executive performance, as well as improvement on key tests of learning and memory. Notably, these improvements were not driven by improvement in simple attention or motor speed. Additionally, the study demonstrated improvement on the Montreal Cognitive Assessment (MoCA) Test, a global measure of cognition, that reached statistical significance at Day 28 when compared to baseline in people treated with SAGE-718.

•	SAGE-718 has been well-tolerated in studies to date.

Topline data from the KINETIC Study with SAGE-324:

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Sage and Biogen announced that the KINETIC Study, a Phase 2 multicenter, randomized, double-blind, placebo-controlled study of SAGE-324 in Essential Tremor (ET), met its primary endpoint. In the study, SAGE-324 demonstrated a statistically significant reduction from baseline in The Essential Tremor Rating Assessment Scale (TETRAS) Performance Subscale Item 4 upper limb tremor score at Day 29 in the total studied population compared to placebo.

•	SAGE-324 also demonstrated a statistically significant correlation between TETRAS upper limb tremor score and activities of daily living at all measured time points.

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The most common TEAEs that occurred in ≥10% of patients in the SAGE-324 treatment group and at a rate at least twice as high as that of patients in the placebo group were: somnolence 68%; dizziness 38%; balance disorder 15%; diplopia 12%; dysarthria 12%; and gait disturbance 12%.

•	SAGE-324 was dosed during the day at 60 mg, which Sage believes is the highest end of the dose range.

Fourth Quarter 2021 Portfolio Updates

Sage is advancing a portfolio of clinical programs featuring internally-discovered novel chemical entities with the potential to become differentiated products designed to improve brain health by targeting the GABAA and NMDA receptor systems. Dysfunction in these systems is thought to be at the core of numerous neurological and neuropsychiatric disorders.

Depression Franchise

Sage’s depression franchise features zuranolone, Sage’s next-generation positive allosteric modulator (PAM) of GABAA receptors being evaluated in clinical development as a treatment for various affective disorders, and ZULRESSO® (brexanolone) CIV injection, approved by the FDA as the first treatment specifically indicated for PPD. Zuranolone has received breakthrough therapy designation from the FDA for the treatment of MDD.

Zuranolone is being evaluated as a potential rapid-acting, once-daily, two-week treatment for MDD and PPD in the LANDSCAPE and NEST clinical development programs, respectively. Sage and Biogen plan to submit an NDA to the FDA for zuranolone in the second half of 2022, with rolling submission planned to begin in early 2022. The initial NDA submission will seek approval of zuranolone for the treatment of MDD with an associated NDA filing for PPD anticipated in the first half of 2023 pending completion and results from the SKYLARK Study. The decision to submit the application follows discussions with the FDA, including a pre-NDA meeting.

In February 2022, Sage and Biogen announced that the CORAL Study in people with MDD met the trial objectives, demonstrating a rapid and statistically significant reduction in depressive symptoms in the zuranolone co-initiated with standard ADT arm compared to the standard antidepressant co-initiated with placebo arm at Day 3 and over the 2-week treatment period, achieving the primary and key secondary endpoints. This significance was demonstrated at the first measured time point, Day 3, with zuranolone 50 mg co-initiated with an open-label standard of care ADT as assessed by change from baseline in the 17-item Hamilton Rating Scale for Depression (HAMD-17) compared to ADT co-initiated with placebo. The CORAL Study also met its key secondary endpoint, with zuranolone co-initiated with a standard of care ADT demonstrating a statistically significant improvement in depressive symptoms compared to ADT co-initiated with placebo, over the 2-week treatment period. Zuranolone was generally well-tolerated, and no new safety signals attributable to zuranolone were identified. In meeting its pre-defined objectives, the CORAL Study supports the potential of zuranolone, when co-initiated with standard of care, to accelerate the benefit of depression treatment compared to treatment with ADTs alone.

Additionally, Sage today announced that the FDA granted Fast Track Designation to zuranolone for development in PPD. This designation is granted to drug candidates that treat serious or life-threatening conditions and demonstrate the potential to address unmet medical needs.

The Company expects to achieve the following milestones across its depression franchise in 2022, with plans to share additional analyses throughout the year:

•	Early 2022:

•	Begin rolling NDA submission for zuranolone in MDD.

•	Mid-2022:

•	SKYLARK (PPD-301) Study: Report topline data from the placebo-controlled Phase 3 study evaluating a two-week course of zuranolone 50 mg in women with PPD, with additional short-term follow-up.

•	Late 2022:

•	Complete rolling NDA submission for zuranolone in MDD (2H 2022).

•	Announce topline data from the SUNBIRD Study, designed to evaluate the safe-use administration of ZULRESSO for the treatment of PPD in a patient’s home (late 2022).

Neuropsychiatry Franchise

Sage’s neuropsychiatry franchise features SAGE-718, the Company’s first-in-class NMDA receptor PAM and lead neuropsychiatric drug candidate, in development as a potential oral therapy for cognitive disorders associated with NMDA receptor dysfunction, potentially including HD, PD and AD. SAGE-718 received Fast Track Designation from the FDA for development of SAGE-718 as a potential treatment for HD.

SAGE-718 is currently being studied in the ongoing Phase 2 DIMENSION Study, a double-blind placebo-controlled study in people with early to moderate HD cognitive impairment that is designed to evaluate the efficacy of once-daily dosed SAGE-718 over three months.

The Company expects to initiate the following studies in the neuropsychiatry franchise in 2022:

•	Mid-2022:

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SURVEYOR (CIH-202) Study: A placebo-controlled Phase 2 study in people with HD cognitive impairment and healthy volunteers, with the goal of generating evidence linking efficacy signals on cognitive performance to domains of real-world functioning.

•	Phase 2 Study in PD (CNP-202): A placebo-controlled Phase 2 study in people with mild cognitive impairment due to PD.

•	Late 2022:

•	Phase 3 Study in HD (CIH-301): A Phase 3 open-label extension study in people with HD cognitive impairment.

•	Phase 2 Study in AD (CNA-202): A placebo-controlled Phase 2 study in people with mild cognitive impairment and mild dementia due to AD.

Sage also plans to share additional analyses from studies completed with SAGE-718 to date throughout 2022.

Additionally, the Company today announced its decision to discontinue development of SAGE-904 following results from the Phase 1 clinical program that showed it did not achieve the company’s target product profile for further development.

Neurology Franchise

Sage’s neurology franchise features SAGE-324 and SAGE-689. SAGE-324, a next-generation PAM of GABAA receptors and Sage’s lead neurology program, is in development as a potential oral therapy for neurological conditions, such as ET, epilepsy and PD. SAGE-689 is an intramuscular GABAA receptor PAM in development as a potential therapy for disorders associated with acute GABA hypofunction.

Sage and its collaborator, Biogen, are currently enrolling people in the Phase 2b KINETIC 2 placebo-controlled study of SAGE-324 in ET following positive results from the KINETIC Study presented in 2021. The KINETIC 2 Study is a Phase 2b dose-ranging study with the primary goal of defining the dose and frequency with a good tolerability profile and a dosing schedule to maintain plasma concentrations of SAGE-324 that translate into sustained tremor symptom control in treating ET. KINETIC 2 will utilize evening dosing.

SAGE-689 remains in Phase 1 development.

The Company expects to achieve the following milestones across its neurology franchise in 2022:

•	Mid-2022:

•	Initiate a Phase 2 safety study with SAGE-324 in ET.

Sage also plans to share additional analyses from studies completed with SAGE-324 to date throughout 2022.

Early Development

Sage is progressing its early development programs with IND-enabling work underway for SAGE-319 and SAGE-421.

•	SAGE-319: an oral, extrasynaptic GABAA receptor preferring PAM that Sage plans to study for potential use in disorders of social interaction.

•	SAGE-421: an oral, NMDA receptor PAM that Sage plans to study for potential use in neurodevelopmental disorders and cognitive recovery and rehabilitation.

ANTICIPATED 2022 MILESTONES

•	Zuranolone:

•	Begin rolling NDA submission in MDD (early 2022)

•	Report topline data from the SKYLARK Study in PPD (mid-2022)

•	Complete NDA submission in MDD (2H 2022)

•	SAGE-718:

•	Initiate SURVEYOR Study in HD cognitive impairment (mid-2022)

•	Initiate placebo-controlled Phase 2 study in people with mild cognitive impairment due to PD (mid-2022)

•	Initiate HD cognitive impairment open label extension study (late 2022)

•	Initiate placebo-controlled Phase 2 Study in people with mild cognitive impairment and mild dementia due to AD (late 2022)

•	SAGE-324:

•	Initiate Phase 2 safety study in ET (mid-2022)

•	ZULRESSO:

•	Announce topline data from the SUNBIRD Study, designed to evaluate the safe-use administration of ZULRESSO for the treatment of PPD in a patient’s home (late 2022)

FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2021

•	Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2021 were $1.7 billion compared to $1.8 billion at September 30, 2021.

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Revenue: Net revenue from sales of ZULRESSO was $1.6 million in the fourth quarter of 2021 compared to $1.7 million in the same period of 2020. For the year ended December 31, 2021, net revenue from sales of ZULRESSO was $6.3 million compared to $6.7 million in the same period of 2020. Additionally, in the fourth quarter of 2020, Sage recorded $1.1 billion of collaboration revenue from Biogen that consisted of an upfront payment of $875 million plus $232.5 million in excess proceeds from the equity investment under the stock purchase agreement.

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R&D Expenses: Research and development expenses were $75.4 million, including $9.1 million of non-cash stock-based compensation expense, in the fourth quarter of 2021 compared to $81.7 million, including $10.1 million of non-cash stock-based compensation expense, for the same period in 2020. For the year ended December 31, 2021, R&D expenses were $283.2 million, including $49.7 million of non-cash stock-based compensation expense, compared to $292.7 million, including $42.4 million of non-cash stock-based compensation expense, for the same period in 2020. For the year, the decrease in R&D expenses was primarily due to the reimbursement from Biogen of $79.8 million pursuant to the Sage/Biogen Collaboration and License Agreement, partially offset by an increase in spending of $70.3 million. The increase in spending was mainly attributable to increased spending on zuranolone and Sage’s wholly owned pipeline including SAGE-718 and other programs. For the year, non-cash stock-based compensation expense increased because the Company incurred $9.8 million of expense in 2021 due to the achievement of milestones for certain outstanding performance restricted stock units and incurred no expense for such grants in 2020.

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SG&A Expenses: Selling, general and administrative expenses were $51.6 million, including $11.5 million of non-cash stock-based compensation expense, in the fourth quarter of 2021 compared to $53.5 million, including $10.6 million of non-cash stock-based compensation expense, for the same period in 2020. For the year ended December 31, 2021, SG&A expenses were $183.5 million, including $54.9 million of non-cash stock-based compensation expense, compared to $197.0 million, including $51.8 million of non-cash stock-based compensation expense, for the same period in 2020. For the year, the decrease in SG&A expenses was primarily due to the reimbursement from Biogen of $11.3 million pursuant to the Sage/Biogen Collaboration and License Agreement, along with the impact of the restructuring that the Company announced during the second quarter of 2020. For the year, non-cash stock-based compensation expense increased because the Company incurred $6.7 million of expense in 2021 due to the achievement of milestones for certain outstanding performance restricted stock units and incurred no expense for such grants in 2020.

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Net Income (loss): Net loss was $124.7 million for the fourth quarter of 2021 compared to net income of $974.9 million for the same period in 2020. For the year ended December 31, 2021, net loss was $457.9 million compared to net income of $606.1 million for the same period in 2020. In both periods, the decrease was due to the collaboration revenue from Biogen.

FINANCIAL GUIDANCE

•	Sage anticipates cash, cash equivalents and marketable securities of approximately $1.3 billion at the end of 2022.

•	The Company does not anticipate receipt of any milestone payments from collaborations in 2022.

•	The Company believes its cash and cash equivalents, ongoing collaboration funding, and potential revenue, will support its operations into 2025.

Conference Call Information

Sage will host a conference call and webcast today, Thursday, February 24, at 8:00 a.m. ET to discuss its fourth quarter and full year 2021 financial results and recent corporate updates. The live webcast can be accessed on the investor page of Sage’s website at investor.sagerx.com. A replay of the webcast will be available on Sage’s website approximately two hours after the completion of the event and will be archived for up to 30 days.

About Sage Therapeutics

Sage Therapeutics is a biopharmaceutical company fearlessly leading the way to create a world with better brain health. Our mission is to pioneer solutions to deliver life-changing brain health medicines, so every person can thrive. For more information, please visit. www.sagerx.com.

Forward-Looking Statements

Various statements in this release concern Sage’s future expectations, plans and prospects, including without limitation our statements regarding: plans for an NDA filing and associated submission for zuranolone in MDD and PPD, and the potential timing of such submissions; our belief in the adequacy of the data we plan to include in the zuranolone NDA; the potential for FDA acceptance of an NDA for zuranolone; our belief in the regulatory filing pathways for zuranolone; the potential profile and benefit of zuranolone in MDD and PPD; the potential for regulatory approval and commencement of commercialization of zuranolone; other planned next steps for the program; anticipated timelines for reporting clinical trial results, commencement of trials, and initiation of new activities; our plans for advancement of our pipeline; our belief in the potential profile and benefit of our product candidates; potential indications for our product candidates; the potential for success of our programs, and the opportunity to help patients in various indications; the mission and goals for our business; and our expectations with respect to 2022 year-end cash, no receipt of milestones from collaborations in 2022 and funding of future operations. These statements constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements, including the risks that: we may experience delays or unexpected hurdles in our efforts to submit an NDA for zuranolone and we may not be able to submit the NDA on the timelines we expect or at all; the FDA may find inadequacies and deficiencies in our NDA for zuranolone, including in the data we submit, despite prior discussions, and may decide not to accept the NDA for filing; even if the FDA accepts the NDA for filing, the FDA may find that the data included in the NDA are not sufficient for approval and may not approve the NDA; the FDA may decide that the design, conduct or results of our completed and ongoing clinical trials for zuranolone, even if positive, are not sufficient for approval in MDD or PPD and may require additional trials or data which may significantly delay and put at risk our efforts to obtain approval and may not be successful; the FDA may not meet expected review timelines for our NDA; other decisions or actions of the FDA or other regulatory agencies may affect our efforts with respect to zuranolone and our plans, progress or results; we may experience negative results in the ongoing SKYLARK Study in PPD that negatively affect our ability to file an NDA for approval of zuranolone or results of ongoing or future studies may impact our ability to obtain approval of zuranolone or impair the potential profile of zuranolone; success in earlier clinical trials of any of our product candidates may not be repeated or observed in ongoing or future studies, and ongoing and future clinical trials may not meet their primary or key secondary endpoints which may substantially impair development; unexpected concerns may arise from additional data, analysis or results from any of our completed studies; we may encounter adverse events at any stage of development that negatively impact further development or that require additional nonclinical and clinical work which may not yield positive results; we may encounter delays in initiation, conduct or completion of our ongoing and planned clinical trials, including as a result of slower than expected site initiation or enrollment, the need or decision to expand the trials or other changes, that may impact our ability to meet our expected timelines and increase our costs; decisions or actions of the FDA or other regulatory agencies may affect the initiation, timing, design, size, progress and cost of clinical trials and our ability to proceed with further development or may impair the potential for successful development; the anticipated benefits of our ongoing collaborations, including the achievement of events tied to milestone payments or the successful development or commercialization of products and generation of revenue, may never be achieved; the need to align with our collaborators may hamper or delay our development and commercialization efforts or increase our costs; our business may be adversely affected and our costs may increase if any of our key collaborators fails to perform its obligations or terminates our collaboration; the internal and external costs required for our ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected which may cause us to use cash more quickly than we expect or change or curtail some of our plans or both; we may never be able to generate meaningful revenues from sales of ZULRESSO or to generate revenues at levels we expect or at levels necessary to justify our investment; we may not be successful in our efforts to gain regulatory approval of products beyond ZULRESSO and, even if successfully developed and approved, we may not achieve revenues from such products at the levels we expect; our expectations as to year-end cash and sufficiency of cash to fund future operations may prove not to be correct for these and other reasons such as changes in plans or actual events being different than our assumptions; we may be opportunistic in our future financing plans even if available cash is sufficient; additional funding may not be available on acceptable terms when we need it; the number of patients with the diseases or disorders for which our products are developed, the unmet need for additional treatment options and the potential market for our current or future products may be significantly smaller than we expect; and we may encounter technical and other unexpected hurdles in the development and manufacture of our product candidates or the commercialization of our marketed product which may delay our timing or change our plans, increase our costs or otherwise negatively impact our business; as well as those risks more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today, and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Financial Tables

Sage Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Product revenue, net	$1,642	$1,686	$6,308	$6,700
Collaboration revenue	—	1,107,500	—	1,107,500

Total revenue	1,642	1,109,186	6,308	1,114,200

Operating costs and expenses:
Cost of goods sold	87	136	553	565
Research and development	75,443	81,706	283,166	292,714
Selling, general and administrative	51,599	53,498	183,498	196,952
Restructuring	—	(130)	—	27,743

Total operating costs and expenses	127,129	135,210	467,217	517,974

Income (loss) from operations	(125,487)	973,976	(460,909)	596,226
Interest income, net	751	834	2,883	9,597
Other income, net	24	85	134	250

Net income (loss)	$(124,712)	$974,895	$(457,892)	$606,073

Net income (loss) per share - basic	$(2.12)	$18.71	$(7.80)	$11.66

Net income (loss) per share - diluted	$(2.12)	$18.19	$(7.80)	$11.43

Weighted average shares outstanding - basic	58,897,195	52,115,022	58,670,230	51,983,188

Weighted average shares outstanding - diluted	58,897,195	53,594,637	58,670,230	53,003,115

Sage Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$1,742,296	$2,099,549
Total assets	$1,825,288	$2,159,246
Total liabilities	$96,257	$86,912
Total stockholders’ equity	$1,729,031	$2,072,334

ZULRESSO (brexanolone) SELECT IMPORTANT SAFETY INFORMATION

This does not include all the information needed to use ZULRESSO safely and effectively. See full prescribing information for ZULRESSO.

WARNING: EXCESSIVE SEDATION AND SUDDEN LOSS OF CONSCIOUSNESS

See full prescribing information for complete boxed warning

Patients are at risk of excessive sedation or sudden loss of consciousness during administration of ZULRESSO.

Because of the risk of serious harm, patients must be monitored for excessive sedation and sudden loss of consciousness and have continuous pulse oximetry monitoring. Patients must be accompanied during interactions with their child(ren).

ZULRESSO is available only through a restricted program called the ZULRESSO REMS.

WARNINGS AND PRECAUTIONS

Suicidal Thoughts and Behaviors: Consider changing the therapeutic regimen, including discontinuing ZULRESSO, in patients whose PPD becomes worse or who experience emergent suicidal thoughts and behavior.

ADVERSE REACTIONS: Most common adverse reactions (incidence ≥5% and at least twice the rate of placebo) were sedation/somnolence, dry mouth, loss of consciousness, and flushing/hot flush.

USE IN SPECIFIC POPULATIONS

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Pregnancy: ZULRESSO may cause fetal harm. Healthcare providers are encouraged to register patients by calling the National Pregnancy Registry for Antidepressants at 1-844-405-6185 or visiting online at https://womensmentalhealth.org/clinical-and-researchprograms/ pregnancyregistry/antidepressants/

•	Renal Impairment: Avoid use of ZULRESSO in patients with end stage renal disease (ESRD)

Controlled Substance: ZULRESSO contains brexanolone, a Schedule IV controlled substance under the Controlled Substances Act.

To report SUSPECTED ADVERSE REACTIONS, contact Sage Therapeutics, Inc. at 1-844-4-SAGERX (1-844-472-4379) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see accompanying full Prescribing Information including Boxed Warning.

Investor Contact	Media Contact
Helen Rubinstein	Maureen L. Suda
315-382-3979	617-949-4289
helen.rubinstein@sagerx.com	maureen.suda@sagerx.com